 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 27, 2014, relating to the financial statements and financial statement schedule of Concurrent Computer Corporation appearing in the Annual Report on Form 10-K of Concurrent Computer Corporation for the year ended June 30, 2014.

/s/ Deloitte & Touche, LLP

Deloitte & Touche, LLP

Atlanta, Georgia
October 28, 2014